Exhibit 99

Virginia Commerce Bancorp, Inc. Reports Fourth Quarter and Full Year Ended December 31, 2013 Earnings and Performance

ARLINGTON, Va.--(BUSINESS WIRE)--January 23, 2014--Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported its financial results for the fourth quarter and year ended December 31, 2013.

Fourth Quarter 2013 Highlights

  Net Income Available to Common Stockholders and Earnings per Diluted Common Share: Net income available to common stockholders totaled $7.2 million, or $0.20 per diluted common share, for the fourth quarter of 2013. This compares to $4.2 million, or $0.12 per diluted common share, for the fourth quarter of 2012, and $7.0 million, or $0.20 per diluted common share, for the third quarter of 2013.
  Adjusted Operating Earnings (a non-GAAP measure): Adjusted operating earnings totaled $7.9 million, or $0.22 per diluted common share, for the fourth quarter of 2013. This compares to $5.3 million, or $0.16 per diluted common share, for the fourth quarter of 2012, and $7.9 million, or $0.23 per diluted common share, for the third quarter of 2013.
  Quarterly Return on Average Assets (ROAA) of 1.04% and Return on Average Equity (ROAE) of 10.60%
  Asset Quality: Non-performing assets (“NPAs”) decreased 21.7%, from $50.2 million as of December 31, 2012, to $39.4 million at December 31, 2013, while sequentially increasing $807 thousand, or 2.1%. Total troubled debt restructurings (“TDRs”) declined $22.6 million, or 52.1%, from December 31, 2012, to $20.8 million at December 31, 2013, and declined $987 thousand, or 4.5%, from September 30, 2013.
  Net Interest Margin: The net interest margin was 3.70% in the fourth quarter of 2013, compared to 3.73% and 3.88% in the fourth quarter of 2012 and the sequential quarter, respectively.
  Capital Strength and Book Value per Common Share Growth: The ratio of tangible common equity (a non-GAAP measure) improved to 9.84% at December 31, 2013, as compared to 8.69% and 9.59% at December 31, 2012, and September 30, 2013, respectively. The book value per common share increased from $7.68 at December 31, 2012, to $8.03 at December 31, 2013. Sequentially, the book value per common share increased from $7.88 at September 30, 2013.

Full Year 2013 Highlights

  Net Income Available to Common Stockholders and Earnings per Diluted Common Share: Net income available to common stockholders totaled $27.6 million, or $0.78 per diluted common share, for 2013. This compares to $22.5 million, or $0.67 per diluted common share, for 2012.
  Return on Average Assets (ROAA) of 0.98% and Return on Average Equity (ROAE) of 10.71%
  Net Interest Margin: The net interest margin was 3.81% for 2013, compared to 3.74% for 2012.

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

For the three months ended December 31, 2013, the Company recorded net income available to common stockholders of $7.2 million, or $0.20 per diluted common share, compared to net income available to common stockholders of $4.2 million, or $0.12 per diluted common share, for the three months ended December 31, 2012. The year-over-year increase was primarily due to a decrease of $3.5 million in effective dividend to the U.S. Treasury on TARP preferred stock and a decrease of $3.6 million in non-interest expenses, partially offset by a decrease in net interest income after provision for loan losses of $1.5 million and a decrease in non-interest income of $2.8. The Company’s net income available to common stockholders increased sequentially from $7.0 million, or $0.20 per diluted common share, for the third quarter of 2013, primarily due to a decrease in non-interest expenses of $1.6 million, partially offset by a decrease in net interest income after provision for loan losses of $854 thousand.

For the twelve months ended December 31, 2013, the Company reported net income available to common stockholders of $27.6 million, or $0.78 per diluted common share, compared to net income available to common stockholders of $22.5 million, or $0.67 per diluted common share, for the same period in 2012. The primary factors driving the year-over-year increase include the Company’s repurchase of all of its TARP preferred stock during the fourth quarter of 2012, and related elimination of a $7.6 million effective dividend on preferred stock for the twelve months ended December 31, 2013, a $4.4 million decrease in non-interest expenses, a $1.4 million increase in net interest income after provision for loan losses and a decrease in provision for income taxes of $1.0 million, partially offset by a decrease in non-interest income of $9.3 million.

Adjusted operating earnings (a non-GAAP measure) for the three months ended December 31, 2013, were $7.9 million, or $0.22 per diluted common share, compared to $5.3 million, or $0.16 per diluted common share, for the same period in 2012. The year-over-year improvement in adjusted operating earnings was largely attributable to the Company’s repurchase of all of its TARP preferred stock during the fourth quarter of 2012, and related elimination of a $3.5 million effective dividend on preferred stock (which included $2.1 million acceleration of the accretion of the preferred stock discount in the fourth quarter 2012) for the fourth quarter of 2013 and a decrease of $3.6 million in non-interest expenses (which includes $702 thousand of merger-related expenses in the fourth quarter of 2013), partially offset by a decrease in net interest income after provision for loan losses of $1.5 million and a decrease in non-interest income of $2.8 (which includes the impact of gains of $1.5 million generated by the sales of investment securities in the fourth quarter of 2012). On a sequential basis, adjusted operating earnings were down $52 thousand, for the three months ended December 31, 2013, primarily due to a decrease in net interest income after provision for loan losses of $854 thousand, a decrease in non-interest income of $198 thousand and an increase of $315 thousand in provision for income taxes, partially offset by a decrease of $1.6 million in non-interest expenses (which includes a sequential decrease of $453 thousand in merger-related expenses). The Company calculates adjusted operating earnings by excluding impairment loss on investment securities, realized gains and losses on sale of investment securities, merger-related expenses, acceleration of the accretion of the preferred stock discount, and certain other non-recurring items from net income available to common stockholders.

Asset Quality and Provision For Loan Losses

Total non-performing assets and loans 90+ days past due declined $9.4 million, or 18.6%, from $50.2 million at December 31, 2012, to $40.9 million at December 31, 2013, and increased $1.2 million sequentially from $39.7 million at September 30, 2013. The year-over-year improvement was primarily a result of net reductions in loans on non-accrual status of $7.0 million due to sales of underlying properties and note sales completed by the Company in 2013. Other real estate owned declined $3.9 million from December 31, 2012 to December 31, 2013, driven by the sale of large land parcels located in Prince George’s County, Maryland and Prince William County, Virginia. As a percentage of total assets, non-performing assets and past due loans decreased from 1.78% at December 31, 2012, to 1.49% at December 31, 2013, and increased from 1.44% at September 30, 2013. As of December 31, 2013, the allowance for loan losses represented 1.88% of total loans, compared to 1.95% and 1.98% at December 30, 2012, and September 30, 2013, respectively. The allowance for loan losses covered 120.03% of total non-performing loans as of December 31, 2013, compared to 112.77% and 137.52%, at December 31, 2012, and September 30, 2013, respectively.

As of December 31, 2013, $9.8 million, or 31.8%, of non-performing loans represented acquisition, development and construction (“ADC”) loans; $7.8 million, or 25.1%, represented non-farm, non-residential loans; $7.9 million, or 25.5%, represented commercial and industrial (“C&I”) loans; and $5.4 million, or 17.6%, represented loans on one-to-four family residential properties. As of December 31, 2013, specific reserves of $19.8 million have been established for non-performing loans and other loans determined to be impaired. The Company continues to pursue an aggressive campaign to reduce non-performing and other impaired loans and is implementing and executing various disposition strategies on an ongoing basis. These strategies are dependent upon project completion, permitting, satisfaction of contract contingencies and other factors and in a number of cases represent situations which require longer timeframes to obtain optimal principal recovery.

Included in the loan portfolio at December 31, 2013, are loans classified as troubled debt restructurings (“TDRs”), totaling $20.8 million, a 52.1% decrease from $43.4 million at December 31, 2012. Sequentially, total TDRs decreased $987 thousand from $21.8 million at September 30, 2013, as a result of TDR reductions of $1.9 million during the fourth quarter of 2013, led by a $1.2 million curtailment received from third-party bond financing of a restaurant property. TDRs are performing, accruing loans that represent relationships for which a modification to the contractual interest rate or repayment structure has been granted to address a financial hardship. A significant portion of TDRs were performing prior to modification. These loans make up 1.0% of the total loan portfolio at December 31, 2013, and represent $8.0 million in ADC loans, $10.7 million in non-farm, non-residential real estate loans, $1.3 million in C&I loans and $768 thousand in one-to-four family residential loans. At December 31, 2013, 40.3% of the Company’s TDRs were reviewable TDRs and 59.7% were permanent TDRs. Reviewable TDRs are loans that have been restructured at or will return to a market rate of interest and can include a temporary interest rate modification, partial deferral of interest or principal, or an extension of term. They can return to performing status upon six months of on-time payments following the return to a market rate of interest, but only in the fiscal year following the year of restructure. Permanent TDRs are loans that have been restructured and include a permanent interest rate reduction. They remain in a TDR status until the loan is paid off.

Classified loans were $139.5 million for the quarter ended December 31, 2013, a $21.1 million decrease from $160.6 million at December 31, 2012. Sequentially, classified loans increased $400 thousand from $139.1 million at September 30, 2013. The year-over-year decrease in classified loans was largely due to payoffs received from third-party refinancing of $10.5 million, regular payments and curtailments of $10.2 million, note sales of $3.3 million, credit upgrades totaling $1.6 million and charge-offs before recoveries of $13.2 million, partially offset by additions to classified loans totaling $17.7 million, substantially concentrated in a relationship of $10.1 million to a government contractor, primarily secured by real estate, and a relationship of $3.6 million to a commercial business, $2.8 million of which is secured by real estate.

Provision for loan losses was $1.3 million for the quarter ended December 31, 2013, down $1.2 million, or 47.9%, compared to $2.6 million in the same period in 2012. Net charge-offs were $3.3 million for the three months ended December 31, 2013, compared to $1.1 million and $2.1 million for the quarters ended December 31, 2012, and September 30, 2013, respectively. For the twelve months ended December 31, 2013, provision for loan losses totaled $7.5 million, compared to $14.8 million for the prior-year period, with twelve months ended December 31, 2013 net charge-offs amounting to $11.4 million, compared to $20.8 million in the twelve months ended December 31, 2012. The decrease in the allowance for loan losses as a percentage of total loans from December 31, 2012, to December 31, 2013, is due to higher specific reserves related to certain credits, partially offset by the decrease in total loans outstanding. As a result, the fourth quarter analysis of the adequacy of the loan loss reserve indicated that loan loss provisioning of $1.3 million was sufficient to maintain appropriate coverage. The $2.2 million increase in net charge-offs for the three months ended December 31, 2013, compared to the same period in 2012, was primarily due to net charge-offs of ADC loans increasing $1.5 million and net recoveries of non-farm, non-residential real estate loans decreasing $536 thousand.

Net Interest Income and Net Interest Margin

Net interest income was $23.9 million for the fourth quarter of 2013 and declined $2.7 million, or 10.2%, from the same quarter last year. The net interest margin decreased three basis points from 3.73% in the fourth quarter of 2012, to 3.70% for the same period in 2013. The year-over-year decrease in the fourth quarter net interest margin was mostly due to a lower average rate earned on loans, net of unearned income, of 4.90%, as compared to 5.43% for the fourth quarter of 2012, the impact of which was largely offset by a reduction in the average time deposit rate from 1.80% in the fourth quarter of 2012 to 1.62% in the fourth quarter 2013. On a sequential basis, the net interest margin was down 18 basis points from 3.88% in the third quarter of 2013. The sequential decrease in the net interest margin was mostly due to a lower average rate earned on loans, net of unearned income, of 4.90%, as compared to 5.21% for the third quarter of 2013, the impact of which was partially offset by an improvement in the mix of interest-bearing deposits and a reduction in the average time deposit rate from 1.70% in the third quarter of 2013 to 1.62% in the fourth quarter 2013. Interest expense decreased $995 thousand to $4.8 million generated on an average total interest-bearing liability balance of $1.99 billion for the fourth quarter of 2013, from $5.8 million generated on an average total interest-bearing liability balance of $2.26 billion for the same period in 2012. The decline in interest expense is mostly attributable to a series of interest rate reductions on interest-bearing deposit products and the continued repricing and run-off of higher cost deposits in the time deposit portfolio. On a sequential basis, interest income decreased $1.6 million to $28.7 million generated on an average total interest-earning asset balance of $2.60 billion for the fourth quarter of 2013, from $30.3 million generated on an average total interest-earning asset balance of $2.62 billion for the third quarter of 2013. The declines in interest income and net interest margin were mostly attributable to the repricing of variable rate and adjustable rate loans in the existing portfolio in the current low interest rate environment, and the origination of new loans at lower rates than the average yield of the existing loan portfolio. The average rate received on total interest-earning assets was 4.44% for the fourth quarter of 2013, as compared to 4.53% for the fourth quarter of 2012, and 4.65% for the third quarter of 2013. The average rate paid on total interest-bearing liabilities was 0.96% for the fourth quarter of 2013, as compared to 1.02% for the fourth quarter of 2012, and 1.00% for the third quarter of 2013.

Non-Interest Income

For the three months ended December 31 2013, the Company recognized $1.6 million in non-interest income, compared to non-interest income of $4.4 million for the same period in 2012, and $1.8 million in the sequential quarter. Included in the fourth quarter 2012 non-interest income was a gain on sale of securities of $1.5 million, while the fourth quarter of 2013 and the sequential quarter did not include a gain or loss on sale of securities. The Company recognized non-interest income of $8.2 million for the twelve months ended December 31, 2013, compared to non-interest income of $17.5 million for the same period in 2012. For the twelve months ended December 31, 2012, non-interest income included a gain on sale of securities of $7.4 million, while non-interest income for the twelve months ended December 31, 2013, did not include a gain or loss on sale of securities.

Fees and net gains on loans held-for-sale decreased in the fourth quarter 2013, on a year-over-year basis, by $1.5 million and on a sequential quarter basis decreased by $220 thousand. The decrease can be attributed to a significantly lower volume of mortgage loans originated for sale in the secondary market in response to higher interest rates which decreased refinance activity and a focus on one-to-four family residential loans held in portfolio due to less competitive rates on mortgage products offered by correspondents in the secondary mortgage market. For the twelve months ended December 31, 2013, fees and net gains on loans held-for-sale decreased $2.4 million, or 52.8%, compared to the twelve months ended December 31, 2012. Income generated by bank-owned life insurance increased $60 thousand and $810 thousand for the three months ended December 31, 2013, and twelve months ended December 31, 2013, respectively, compared to the same periods in the prior year. The increase can be primarily attributed to $30.0 million in bank-owned life insurance assets purchased during the second half of 2012 that have contributed to earnings during the full year end December 31, 2013.

Non-Interest Expense

Non-interest expense decreased $3.6 million, or 21.2%, from $16.8 million in the fourth quarter of 2012, to $13.3 million in the fourth quarter of 2013. Sequentially, non-interest expense decreased $1.6 million, or 10.7%, from $14.9 million for the third quarter in 2013. The year-over-year decrease was primarily related to a decrease of $1.2 million in salaries and employee benefits, a decrease of $210 thousand in FDIC insurance premiums, a decrease of $2.0 million in loss on other real estate owned and a $548 thousand decrease in other operating expense, partially offset by $702 thousand in merger-related expenses during the fourth quarter of 2013. The sequential decrease was primarily related to a decrease in loss on other real estate owned of $292 thousand, a decrease of $309 thousand in other real estate owned expenses and a decrease of $453 thousand in merger-related expenses.

Investment Securities

Investment securities decreased $32.4 million, or 6.6%, year-over-year to $461.0 million at December 31, 2013, and were down $20.1 million sequentially from September 30, 2013. There was no gain or loss on sale of investment securities during the fourth quarter and twelve months ended December 31, 2013, compared to gains on sale of investment securities of $1.5 million and $7.4 million during the three and twelve months ended December 31, 2012, respectively. The investment portfolio contains two pooled trust preferred investment securities with a book value of $5.1 million, and a market value of $1.7 million at December 31, 2013, for which the Company performs a quarterly analysis to determine whether any other-than-temporary impairment exists. The analysis includes stress tests on the underlying collateral and cash flow estimates based on the current and projected future levels of deferrals, defaults, and prepayments within each pool. There was no recorded impairment loss for the three or twelve months ended December 31, 2013 and December 31, 2012.

Loans

Loans, net of allowance for loan losses, decreased $115.2 million, or 5.4%, from $2.14 billion at December 31, 2012, to $2.03 billion at December 31, 2013. Non-farm, non-residential real estate loans decreased $70.5 million, or 6.1%; C&I loans decreased $44.4 million, or 17.0%; ADC loans decreased $20.3 million, or 7.2%; while multifamily real estate loans increased $2.6 million, or 3.4%; one-to-four family residential loans increased $12.7 million, or 3.2%; consumer loans increased $672 thousand, or 8.1%; and farmland loans increased $372 thousand, or 7.6%, from December 31, 2012 to December 31, 2013. Sequentially, loans, net of allowance for loan losses, increased $8.7 million, or 0.43% primarily as a result of a $6.6 million, or 1.6%, increase in one-to-four family residential loans and a $10.7 million, or 15.2%, increase in multi-family real estate loans, partially offset by a $5.4 million, or 0.5%, decline in non-farm, non-residential loans, a $3.5 million, or 1.3%, decline in ADC loans and a $1.5 million, or 0.7%, decline in C&I loans. The year-over-year and sequential decreases in non-farm, non-residential real estate and ADC loans were driven by a highly competitive loan origination environment which drove increased refinancing activity and strategic loan sales and problem loan workouts initiated to improve asset quality. The year-over-year and sequential decrease in C&I loans was attributable to lower borrowing activity due to the impact of sequestration on government contracting sector borrowers and pay downs resulting from problem loan resolution activities. The year-over-year and sequential increases in one-to-four family residential loans were due to an increased emphasis on portfolio lending as a result of less competitive product offerings from secondary market correspondents.

Deposits

Total deposits at December 31, 2013, were $2.05 billion, a decrease of $192.9 million, or 8.6%, compared to December 31, 2012, with demand deposits increasing $33.0 million, or 7.9%, savings and interest-bearing demand deposits decreasing $128.9 million, or 10.7%, and time deposits decreasing $96.9 million, or 15.4%. As of December 31, 2013, non-interest bearing demand deposits represented 21.9% of total deposits, compared to 18.5% at December 31, 2012. On a linked quarter basis, deposits decreased $43.1 million, or 2.1%, with demand deposits increasing $3.8 million, or 0.85%, savings and interest-bearing demand accounts decreasing $31.7 million, or 2.9%, and time deposits decreasing $15.2 million, or 2.8%. The reduction in interest-bearing and time deposits has been intentional, resulting from a series of interest rate reductions that continued throughout 2013. As a result of deposit rate decreases and an improving deposit mix, the cost of total interest-bearing deposits and total deposits declined from 0.84% and 0.68%, respectively, for the quarter ended December 31, 2012, and 0.75% and 0.60% for the quarter ended September 30, 2013, to 0.73% and 0.57% for the quarter ended December 31, 2013.

Capital Levels and Stockholders’ Equity

Stockholders’ equity increased $24.7 million, or 10.1%, from $245.3 million at December 31, 2012, to $270.0 million at December 31, 2013, due to $27.6 million in retained earnings from net income available to common stockholders during 2013 and $8.1 million in capital surplus from proceeds and tax benefits related to the exercise of warrants and options during 2013, partially offset by a decrease in other comprehensive income of $12.6 million from December 31, 2012 to December 31, 2013. The decrease in other comprehensive income is directly related to the reduction in fair market value of marketable securities resulting from the rise in long term interest rates during 2013. As a result of these changes, the Company’s Tier 1 capital ratio increased from 13.25% at December 31, 2012, to 15.96% at December 31, 2013, and its total qualifying capital ratio increased from 14.51% to 17.21% over the same period. Sequentially, the Company’s Tier 1 ratio was up 38 basis points and the total qualifying capital ratio was up 37 basis points, attributable to net income available to common stockholders of $7.2 million in the fourth quarter of 2013. The Company’s tangible common equity ratio increased from 8.69% at December 31, 2012, and 9.59% at September 30, 2013, to 9.84% at December 31, 2013. The 115 basis point increase in tangible common equity ratio from December 31, 2012, to December 31, 2013, is primarily due to $27.6 million in retained net income available to common stockholders during the twelve months ended December 31, 2013. Sequentially, the 25 basis point increase in tangible common equity ratio is primarily related to $7.2 million in retained net income available to common stockholders for the fourth quarter of 2013 and a decrease of $11.1 million in total tangible assets during the fourth quarter of 2013, partially offset by a decrease of $2.9 million in other comprehensive income.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-eight branch offices, one residential mortgage office and one wealth management services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

On October 17, 2013, the Company’s stockholders approved a merger agreement pursuant to which the Company will be acquired by a subsidiary of United Bankshares, Inc. (“United” and such merger, the “Merger”). On October 21, 2013, the shareholders of United also approved the Merger. The Company and United have received regulatory approval for the Merger from the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission. The Company and United intend to consummate the Merger on January 31, 2014, subject to the satisfaction or waiver of certain customary closing conditions. For more information about this Merger, see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 31, 2013, the Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2013, the registration statement filed by United with the SEC on Form S-4 on May 29, 2013 (and all subsequent amendments thereof and prospectus supplements thereunder), and the Company’s other filings with the SEC that are available on the SEC’s website, www.sec.gov.

NON-GAAP PRESENTATIONS

The Company prepares its financial statements under accounting principles generally accepted in the United States, or “GAAP”. However, this press release also refers to certain non-GAAP financial measures that we believe, when considered together with GAAP financial measures, provide investors with important information regarding our operational performance. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted operating earnings is a non-GAAP financial measure that reflects net income available to common stockholders excluding impairment loss on investment securities, realized gains and losses on sale of investment securities, merger-related expenses, acceleration of the accretion of the preferred stock discount, and certain other non-recurring items. These excluded items are difficult to predict and we believe that adjusted operating earnings provides the Company and investors with a valuable measure of the Company’s operational performance and a valuable tool to evaluate the Company’s financial results. Calculation of adjusted operating earnings for the three months ended December 31, 2013, December 31, 2012, and September 30, 2013, is as follows:

	Three Months Ended December 31,		Three Months Ended September 30,
(Dollars in thousands)	2013	2012	2013

Net Income Available to Common Stockholders	$7,183	$4,230	$6,953
Adjustments to net income available to common stockholders:
Realized gain on sale of investment securities	--	(1,454)	--
Merger-related expenses	702	--	1,155
Net tax effect adjustment	5	509	(166)
Acceleration of the accretion of the preferred stock discount	--	2,061	--

Adjusted Operating Earnings	$7,890	$5,346	$7,942

Earnings per common share-diluted	$0.20	$0.12	$0.20
Adjustments to earnings per common share-diluted
Realized gain on sale of investment securities, net tax affect	--	$(0.02)	--
Merger-related expenses, net tax affect	$0.02	--	$0.03
Acceleration of the accretion of the preferred stock discount	--	$0.06	--

Adjusted operating earnings per common share-diluted	$0.22	$0.16	$0.23

The adjusted efficiency ratio is a non-GAAP financial measure that is computed by dividing non-interest expense excluding merger-related expenses, by the sum of net interest income on a tax equivalent basis, and non-interest income excluding realized gains and losses on sale of investment securities, merger-related expenses and certain other non-recurring items. We believe that this measure provides investors with important information about our operating efficiency. Comparison of our adjusted efficiency ratio with those of other companies may not be possible because other companies may calculate the adjusted efficiency ratio differently. Calculation of the adjusted efficiency ratio for the three and twelve months ended December 31, 2013 and 2012 is as follows:

	Three Months Ended		Twelve Months Ended
(Dollars in thousands)	December 31,		December 31,
	2013	2012	2013	2012
Summary Operating Results:
Non-interest expense	$13,268	$16,843	$59,818	$64,239
Merger-related expenses	702	--	2,723	--
Adjusted non-interest expense	$12,566	$16,843	$57,095	$64,239

Net interest income	$23,898	$26,603	$100,737	$106,667

Non-interest income	1,624	4,375	8,200	17,470
Gain on sale of investment securities	--	(1,454)	--	(7,430)
Adjusted non-interest income	$1,624	$2,921	$8,200	$10,040

Tax equivalent adjustment	$292	$355	$1,345	$1,446

Total net interest income and non-interest income, adjusted	$25,814	$29,879	$110,282	$118,153

Efficiency Ratio, adjusted	48.68%	56.37%	51.77%	54.37%

The tangible common equity ratio is a non-GAAP financial measure representing the ratio of tangible common equity to tangible assets. Tangible common equity and tangible assets are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible common equity for the Company by excluding the balance of intangible assets and outstanding preferred stock issued to the U.S. Treasury from total stockholders’ equity. We calculate tangible assets by excluding the balance of intangible assets from total assets. We had no intangible assets for the periods presented, and no preferred stock was outstanding during the periods presented. We believe that this is consistent with the treatment by regulatory agencies, which exclude intangible assets from the calculation of regulatory capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not substitutes for an analysis based on a GAAP measure. As other companies may use different calculations for non-GAAP measures, our presentation may not be comparable to other similarly titled measures reported by other companies. Calculation of the Company’s tangible common equity ratio as of December 31, 2013, December 31, 2012, September 30, 2013 and June 30, 2013 is as follows:

(Dollars in thousands)	As of December 31		September 30,	June 30,
	2013	2012	2013	2013
Tangible common equity:
Total stockholders’ equity	$270,038	$245,309	$264,253	$253,764

Less:
Outstanding TARP senior preferred stock	--	--	--	--
Intangible assets	--	--	--	--
Tangible common equity	$270,038	$245,309	$264,253	$253,764

Total tangible assets	$2,745,269	$2,823,692	$2,756,322	$2,836,235

Tangible common equity ratio	9.84%	8.69%	9.59%	8.95%

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies, including but not limited to potential benefits and impacts of a merger between the Company and United Bankshares, Inc., our outlook on earnings, including our future net interest margin, and statements regarding asset quality, our loan and investment security portfolios, our deposit portfolio and anticipated changes to our deposit costs and balances, projected growth, capital position, capital strategies, our plans regarding and expected future levels of our non-performing assets, business opportunities in our market and other strategic initiatives or transactions, and general economic conditions. When we use words such as “may”, “will”, “anticipates”, “believes”, “expects”, “plans”, “estimates”, “potential”, “continue”, “should”, and similar words or phrases, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this release and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. For additional information regarding factors that could affect the Company's operations and results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and other reports filed with and furnished to the Securities and Exchange Commission, and the registration statement filed by United with the SEC on Form S-4 on May 29, 2013 (and all subsequent amendments thereof and prospectus supplements thereunder).

Virginia Commerce Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Summary Financial Results:
Interest and dividend income	$28,727	$32,427	-11.4%	$121,298	$132,938	-8.8%
Interest expense	4,829	5,824	-17.1%	20,561	26,271	-21.7%
Net interest income	23,898	26,603	-10.2%	100,737	106,667	-5.6%
Provision for loan losses	1,333	2,559	-47.9%	7,540	14,826	-49.1%
Non-interest income	1,624	4,375	-62.9%	8,200	17,470	-53.1%
Non-interest expense	13,268	16,843	-21.2%	59,818	64,239	-6.9%
Income before income taxes	10,921	11,576	-5.7%	41,579	45,072	-7.7%
Net income	$7,183	$7,752	-7.3%	$27,635	$30,100	-8.2%
Effective dividend on preferred stock	$--	$3,522	-100.0%	$--	$7,612	-100.0%
Net income available to common stockholders	$7,183	$4,230	69.8%	$27,635	$22,488	22.9%

Performance Ratios:
Return on average assets	1.04%	1.03%		0.98%	1.01%
Return on average equity	10.60%	10.20%		10.71%	10.11%
Net interest margin	3.70%	3.73%		3.81%	3.74%
Efficiency ratio, adjusted	48.68%	56.37%		51.77%	54.37%

Per Share Data:
Earnings per common share-basic	$0.21	$0.13	61.5%	$0.84	$0.71	18.3%
Earnings per common share-diluted	$0.20	$0.12	66.7%	$0.78	$0.67	16.4%
Average number of shares outstanding:
Basic	33,616,647	31,864,436		32,931,283	31,750,958
Diluted	35,964,198	33,874,852		35,454,002	33,702,769

	As of December 31,				As of
	2013	2012	% Change		09/30/13	% Change
Selected Balance Sheet Data:
Loans, net of allowance for loan losses	$2,027,694	$2,142,872	-5.4%		$2,018,996	0.4%
Investment securities	461,046	493,424	-6.6%		481,177	-4.2%
Assets	2,745,269	2,823,692	-2.8%		2,756,322	-0.4%
Deposits	2,052,501	2,245,392	-8.6%		2,095,584	-2.1%
Stockholders’ equity	270,038	245,309	10.1%		264,253	2.2%
Book value per common share	$8.03	$7.68	4.6%		$7.88	1.9%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	15.96%	13.25%			15.58%
Bank	14.45%	12.82%			14.93%
Total qualifying capital:
Company	17.21%	14.51%			16.84%
Bank	15.71%	14.08%			16.19%
Tier 1 leverage:
Company	12.56%	10.29%			12.07%
Bank	11.55%	10.05%			11.80%
Tangible common equity:
Company	9.84%	8.69%			9.59%

(Dollars in thousands)	As of December 31,		As of
	2013	2012	9/30/2013	6/30/2013

Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$7,893	$3,317	$2,663	$7,249
Real estate-one-to-four family residential:
Permanent first and second	3,239	3,606	2,655	2,884
Home equity loans and lines	2,206	2,498	2,382	2,230
Total real estate-one-to-four family residential	$5,445	$6,104	$5,037	$5,114
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner-occupied	4,560	1,791	4,571	5,302
Non-owner-occupied	3,195	3,864	3,239	3,309
Total real estate-non-farm, non-residential	$7,755	$5,655	$7,810	$8,611
Real estate-construction:
Residential	4,236	16,976	4,112	4,628
Commercial	5,563	5,860	8,976	8,978
Total real estate-construction	$9,799	$22,836	$13,088	$13,606
Consumer	14	17	23	16
Total non-accrual loans	$30,906	$37,929	$28,621	$34,596
OREO	8,445	12,302	9,923	11,290
Total non-performing assets	$39,351	$50,231	$38,544	$45,886

Loans 90+ days past due and still accruing:
Commercial	$580	$--	$250	$--
Real estate-one-to-four family residential:
Permanent first and second	949	--	876	1,074
Home equity loans and lines	--	--	--	--
Total real estate-one-to-four family residential	$949	$--	$876	$1,074
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner-occupied	--	--	--	--
Non-owner-occupied	--	--	--	--
Total real estate-non-farm, non-residential	$--	$--	$--	$--
Real estate-construction:
Residential	--	--	--	--
Commercial	--	--	--	--
Total real estate-construction	$--	$--	$--	$--
Consumer	--	--	--	--
Total loans 90+ days past due and still accruing	$1,529	$--	$1,126	$1,074

Total non-performing assets and past due loans	$40,880	$50,231	$39,670	$46,960

Troubled debt restructurings	$20,807	$43,448	$21,794	$26,890

Non-performing assets
to total loans:	1.90%	2.29%	1.87%	2.14%
to total assets:	1.43%	1.78%	1.40%	1.62%
Non-performing assets and past due loans
to total loans:	1.98%	2.29%	1.92%	2.19%
to total assets:	1.49%	1.78%	1.44%	1.66%
Allowance for loan losses to total loans	1.88%	1.95%	1.98%	1.92%
Allowance for loan losses to non-performing loans	120.03%	112.77%	137.52%	115.31%

Total allowance for loan losses	$38,932	$42,773	$40,909	$41,131

(Dollars in thousands)	As of December 31		As of
	2013	2012	9/30/13	6/30/13

Loans 30 to 89 days past due and still accruing
Commercial	$3,214	$366	$6,292	$8,165
Real estate-one-to-four family residential:
Permanent first and second	1,401	2,089	3,920	3,817
Home equity loans and lines	239	223	150	198
Total real estate-one-to-four family residential	$1,640	$2 ,312	$4,070	$4,015
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner-occupied	1,452	1,688	3,542	2,094
Non-owner-occupied	780	1,661	2,463	1,572
Total real estate-non-farm, non-residential	$2,232	$3,349	$6,005	$3,666
Real estate-construction:
Residential	240	--	283	530
Commercial	--	--	--	--
Total real estate-construction	$240	$--	$283	$530
Consumer	39	39	46	3
Farmland	--	--	--	--
Total loans 30 to 89 days past due	$7,365	$6,066	$16,696	$16,379

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012

Net charge-offs
Commercial	$366	$(106)	$2,737	$4,869
Real estate-one-to-four family residential:
Permanent first and second	$(43)	189	$(12)	1,480
Home equity loans and lines	66	94	294	1,945
Total real estate-one-to-four family residential	$23	$283	$282	$3,425
Real estate-multi-family residential	--	--	--	($118)
Real estate-non-farm, non-residential:
Owner-occupied	$(1)	--	$152	2,820
Non-owner-occupied	(502)	(1,039)	1,040	2,486
Total real estate-non-farm, non-residential	$(503)	$(1,039)	$1,192	$5,306
Real estate-construction:
Residential	$104	$1,961	$310	$6,489
Commercial	3,308	(19)	6,809	559
Total real estate-construction	$3,412	$1,942	$7,119	$7,048
Consumer	12	(7)	50	251
Farmland	--	--	--	--
Total net charge-offs	$3,310	$1,073	$11,380	$20,781
Net charge-offs to average loans outstanding	0.16%	0.05%	0.53%	0.95%

Total provision for loan losses	$1,333	$2,559	$7,540	$14,826

Classes of total loans by risk rating as of December 31, 2013, are summarized as follows (dollars in thousands):

			Special			Total
Internal Risk Rating Grades	Pass	Watch	Mention	Substandard	Doubtful	Loans

Commercial	$156,975	$26,395	$7,789	$24,083	$1,415	$216,657
Real estate-one-to-four family residential:
Permanent first and second	261,441	10,294	13,003	18,888	--	303,626
Home equity loans and lines	99,495	2,649	1,537	3,752	1,483	108,916
Total real estate-one-to-four family residential	$360,936	$12,943	$14,540	$22,640	$1,483	$412,542
Real estate-multi-family residential	77,562	3,475	--	--	--	81,037
Real estate-non-farm, non-residential:
Owner-occupied	336,322	34,107	26,192	30,433	--	427,054
Non-owner-occupied	524,883	78,938	20,957	32,936	--	657,714
Total real estate-non-farm, non-residential	$861,205	$113,045	$47,149	$63,369	--	$1,084,768
Real estate-construction:
Residential	123,030	9,077	18,751	6,097	--	156,955
Commercial	64,152	15,135	5,121	20,355	--	104,763
Total real estate-construction	$187,182	$24,212	$23,872	$26,452	--	$261,718
Consumer	8,456	195	181	106	--	8,938
Farmland	2,303	2,957	--	--	--	5,260
Total	$1,654,619	$183,222	$93,531	$136,650	$2,898	$2,070,920

Classes of total loans by risk rating as of December 31, 2012, are summarized as follows (dollars in thousands):

			Special			Total
Internal Risk Rating Grades	Pass	Watch	Mention	Substandard	Doubtful	Loans

Commercial	$202,088	$25,048	$11,976	$19,822	$2,073	$261,007
Real estate-one-to-four family residential:
Permanent first and second	235,672	15,585	12,233	19,038	112	282,640
Home equity loans and lines	106,872	2,724	1,871	4,165	1,543	117,175
Total real estate-one-to-four family residential	$342,544	$18,309	$14,104	$23,203	$1,655	$399,815
Real estate-multi-family residential	73,317	5,080	--	--	--	78,397
Real estate-non-farm, non-residential:
Owner-occupied	384,923	46,123	35,675	19,757	--	486,478
Non-owner-occupied	488,415	108,868	30,094	41,378	--	668,755
Total real estate-non-farm, non-residential	$873,338	$154,991	$65,769	$61,135	$--	$1,155,233
Real estate-construction:
Residential	104,835	17,651	20,720	26,771	--	169,977
Commercial	41,336	18,645	26,281	25,800	--	112,062
Total real estate-construction	$146,171	$36,296	$47,001	$52,571	$--	$282,039
Consumer	7,744	208	219	95	--	8,266
Farmland	1,000	3,888	--	--	--	4,888
Total	$1,646,202	$243,820	$139,069	$156,826	$3,728	$2,189,645

Classes of total loans by risk rating as of September 30, 2013, are summarized as follows (dollars in thousands):

			Special			Total
Internal Risk Rating Grades	Pass	Watch	Mention	Substandard	Doubtful	Loans

Commercial	$162,914	$21,739	$8,257	$23,497	$1,790	$218,197
Real estate-one-to-four family residential:
Permanent first and second	253,358	9,222	14,197	19,333	--	296,110
Home equity loans and lines	100,070	2,606	1,800	3,881	1,487	109,844
Total real estate-one-to-four family residential	$353,428	$11,828	$15,997	$23,214	$1,487	$405,954
Real estate-multi-family residential	66,782	3,548	--	--	--	70,330
Real estate-non-farm, non-residential:
Owner-occupied	353,479	36,235	23,069	26,198	--	438,981
Non-owner-occupied	505,643	91,680	20,785	33,098	--	651,206
Total real estate-non-farm, non-residential	$859,122	$127,915	$43,854	$59,296	$--	$1,090,187
Real estate-construction:
Residential	124,733	11,634	18,402	5,919	--	160,688
Commercial	64,946	15,201	584	23,777	--	104,508
Total real estate-construction	$189,679	$26,835	$18,986	$29,696	$--	$265,196
Consumer	8,307	183	175	119	--	8,784
Farmland	2,328	3,232	--	--	--	5,560
Total	$1,642,560	$195,280	$87,269	$135,822	$3,277	$2,064,208

Classes of total loans by risk rating as of June 30, 2013, are summarized as follows (dollars in thousands):

			Special			Total
Internal Risk Rating Grades	Pass	Watch	Mention	Substandard	Doubtful	Loans

Commercial	$180,358	$24,555	$10,389	$30,830	$1,790	$247,922
Real estate-one-to-four family residential:
Permanent first and second	252,596	9,390	14,671	20,416	111	297,184
Home equity loans and lines	101,633	2,875	1,541	3,729	1,489	111,267
Total real estate-one-to-four family residential	$354,229	$12,265	$16,212	$24,145	$1,600	$408,451
Real estate-multi-family residential	64,416	5,026	--	--	--	69,442
Real estate-non-farm, non-residential:
Owner-occupied	364,632	46,316	34,076	18,797	--	463,821
Non-owner-occupied	492,768	115,700	20,863	39,625	--	668,956
Total real estate-non-farm, non-residential	$857,400	$162,016	$54,939	$58,422	$--	$1,132,777
Real estate-construction:
Residential	124,428	13,330	19,179	6,732	--	163,669
Commercial	36,520	10,701	32,503	23,611	--	103,335
Total real estate-construction	$160,948	$24,031	$51,682	$30,343	$--	$267,004
Consumer	8,503	192	172	149	--	9,016
Farmland	2,350	3,732	--	--	--	6,082
Total	$1,628,204	$231,817	$133,394	$143,889	$3,390	$2,140,694

Troubled Debt Restructurings (TDRs) - By Loan Type
As of December 31, 2013	Reviewable TDRs			Permanent TDRs			Total TDRs
(Dollars in thousands)	# of		As % of	# of		As % of	# of		As % of
	Loans	Balance	Balance	Loans	Balance	Balance	Loans	Balance	Balance
Loan Type:
Commercial	--	--	0.0%	2	$1,332	10.7%	2	$1,332	6.4%
Real estate-one-to-four family residential:
Permanent first and second	2	768	9.2%	--	--	0.0%	2	768	3.7%
Home equity loans and lines	--	--	0.0%	--	--	0.0%	--	--	0.0%
Total real estate-one-to-four family residential	2	$768	9.2%	--	--	0.0%	2	$768	3.7%
Real estate-multi-family residential	--	--	0.0%	--	--	0.0%	--	--	0.0%
Real estate-non-farm, non-residential:
Owner-occupied	4	6,836	81.5%	--	--	0.0%	4	6,836	32.9%
Non-owner-occupied	1	780	9.3%	3	3,077	24.8%	4	3,857	18.5%
Total real estate-non-farm, non-residential	5	$7,616	90.8%	3	$3,077	24.8%	8	$10,693	51.4%
Real estate-construction:
Residential	--	--	0.0%	--	--	0.0%	--	--	0.0%
Commercial	--	--	0.0%	4	8,014	64.5%	4	8,014	38.5%
Total real estate-construction	--	--	0.0%	4	$8,014	64.5%	4	$8,014	38.5%
Consumer	--	--	0.0%	--	--	0.0%	--	--	0.0%
Farmland	--	--	0.0%	--	--	0.0%	--	--	0.0%
Total	7	$8,384	100.0%	9	$12,423	100.0%	16	$20,807	100.0%

Troubled Debt Restructurings (TDRs) - By Quarterly Review / Maturity Date
As of December 31, 2013	Reviewable TDRs			Permanent TDRs			Total TDRs
	# of		As % of	# of		As % of	# of		As % of
	Loans	Balance	Balance	Loans	Balance	Balance	Loans	Balance	Balance
Review / Maturity by Quarter:
2014
1st Quarter	2	768	9.2%	--	--	0.0%	2	768	3.7%
2nd Quarter	2	1,678	20.0%	1	1,026	8.3%	3	2,704	13.0%
3rd Quarter	2	5,582	66.6%	--	--	0.0%	2	5,582	26.8%
4th Quarter	--	--	0.0%	1	5,400	43.4%	1	5,400	26.0%
Total 2014:	6	$8,028	95.8%	2	$6,426	51.7%	8	$14,454	69.5%
2015 & beyond	1	$356	4.2%	7	$5,997	48.3%	8	$6,353	30.5%
Total Loans	7	$8,384	100.0%	9	$12,423	100.0%	16	$20,807	100.0%

Troubled Debt Restructurings (TDRs) -
Migration by Quarter
As of December 31, 2013
(Dollars in thousands)
	4/1/09 to	7/1/09 to	10/1/09 to	1/1/10 to	4/1/10 to	7/1/10 to	10/1/10 to	1/1/11 to
	6/30/09	9/30/09	12/31/09	3/31/10	6/30/10	9/30/10	12/31/10	3/31/11
Period Beginning Balance	--	$33,309	$37,425	$71,885	$80,993	$96,976	$105,617	$102,996

Additions:
New Loans Added	$33,309	$5,226	$37,663	$23,477	$21,720	$12,698	$12,377	$3,188
Loan Advances	--	974	348	219	472	220	531	486
Subtotal Additions:	$33,309	$6,200	$38,011	$23,696	$22,192	$12,918	$12,908	$3,674

Deductions:
Sales Proceeds	--	$944	$1,783	$1,218	$761	--	$125	$367
Payments	--	317	174	50	1,202	1,138	433	1,989
Reviews	--	--	229	75	3,714	2,468	--	5,731
Upgrades	--	--	--	--	--	--	11,000	--
Partial C/Os w/Continuing TDRs	--	--	--	--	--	--	--	5,656
Charge-offs w/Loans Sold or Settled	--	--	56	--	--	--	--	251
Transfer to NPA	--	823	1,309	13,245	532	671	3,971	800
Subtotal Deductions:	--	$2,084	$3,551	$14,588	$6,209	$4,277	$15,529	$14,794

Net Increase / (Decrease)	$33,309	$4,116	$34,460	$9,108	$15,983	$8,641	($ 2,621)	($ 11,120)

% Increase / (Decrease) from Preceding Period		12.4%	92.1%	12.7%	19.7%	8.9%	(2.5%)	(10.8%)

Period Ended Balance	$33,309	$37,425	$71,885	$80,993	$96,976	$105,617	$102,996	$91,876

	4/1/11 to	7/1/11 to	10/1/11 to	1/1/12 to	4/1/12 to	7/1/12 to	10/1/12 to	1/1/13 to
	6/30/11	9/30/11	12/31/11	3/31/12	6/30/12	9/30/12	12/31/12	3/31/13
Period Beginning Balance	$91,876	$81,070	$71,686	$52,264	$42,426	$43,054	$44,892	$43,448

Additions:
New Loans Added	$116	$984	$753	$541	$1,345	$8,804	$6,771	$231
Loan Advances	197	53	40	236	186	46	65	--
Subtotal Additions:	$313	$1,037	$793	$777	$1,531	$8,850	$6,836	$231

Deductions:
Sales Proceeds	$126	$4,597	$6,168	$5,098	$247	$531	$3,904	$--
Payments	1,715	532	990	226	158	785	72	64
Reviews	640	4,292	10,111	3,888	498	1,465	635	9,689
Upgrades	--	--	--	--	--	--	3392	--
Partial C/Os w/Continuing TDRs	3,000	--	--	--	--	2,587	0	--
Charge-offs w/Loans Sold or Settled	--	--	2,946	604	--	--	0	--
Transfer to NPA	5,638	1,000	--	799	--	1,644	277	--
Subtotal Deductions:	$11,119	$10,421	$20,215	$10,615	$903	$7,012	$8,280	$9,753

Net Increase / (Decrease)	($10,806)	($9,384)	($19,422)	($9,838)	$628	$1,838	($1,444)	($9,522)

% Increase / (Decrease) from Preceding Period	(11.8%)	(11.6%)	(27.1%)	(18.8%)	1.5%	4.3%	(3.20%)	(21.9%)

Period Ended Balance	$81,070	$71,686	$52,264	$42,426	$43,054	$44,892	$43,448	$33,926

Troubled Debt Restructurings (TDRs) -
Migration by Quarter
As of December 31, 2013
(Dollars in thousands)
	4/1/13 to	7/1/13 to	10/1/13 to
	6/30/13	9/30/13	12/31/13	TOTAL
Period Beginning Balance	$33,926	$26,890	$21,794

Additions:
New Loans Added	$1,063	$1,123	$900	$172,289
Loan Advances	--	--	--	4,073
Subtotal Additions:	$1,063	$1,123	$900	$176,362

Deductions:
Sales Proceeds	$46	$--	$--	$25,915
Payments	28	5,003	1,223	16,099
Reviews	663	600	--	44,698
Upgrades	--	--	--	14,392
Partial C/Os w/Continuing TDRs	--	--	--	11,243
Charge-offs w/Loans Sold or Settled	27	616	--	4,500
Transfer to NPA	7,335	--	664	38,708
Subtotal Deductions:	$8,099	$6,219	$1,887	$155,555

Net Increase / (Decrease)	($7,036)	($5,096)	($988)

% Increase / (Decrease) from Preceding Period	(20.7%)	(18.9%)	(4.5%)

Period Ended Balance	$26,890	$21,794	$20,807	$20,807

(Dollars in thousands)	As of December 31,			As of
	2013	2012	% Change	9/30/13	% Change

Loan Portfolio:
Commercial	$216,657	$261,007	-17.0%	$218,197	-0.71%
Real estate-one to four family residential:
Permanent first and second	303,626	282,640	7.4%	296,110	2.5%
Home equity loans and lines	108,916	117,175	-7.0%	109,844	-0.8%
Total real estate-one-to-four family residential	$412,542	$399,815	3.2%	$405,954	1.6%
Real estate-multifamily residential	81,037	78,397	3.4%	70,330	15.22%
Real estate-non-farm, non-residential:
Owner-occupied	427,054	486,478	-12.2%	438,981	-2.72%
Non-owner-occupied	657,714	668,755	-1.7%	651,206	1.00%
Total real estate-non-farm, non-residential	$1,084,768	$1,155,233	-6.1%	$1,090,187	-0.50%
Real estate-construction:
Residential	156,955	169,977	-7.7%	160,688	-2.32%
Commercial	104,763	112,062	-6.5%	104,508	0.24%
Total real estate-construction:	$261,718	$282,039	-7.2%	$265,196	-1.31%
Consumer	8,938	8,266	8.1%	8,784	1.75%
Farmland	5,260	4,888	7.6%	5,560	-5.40%
Total loans	$2,070,920	$2,189,645	-5.4%	$2,064,208	0.33%
Less unearned income	4,294	4,000	7.3%	4,303	-0.21%
Less allowance for loan losses	38,932	42,773	-9.0%	40,909	-4.83%
Loans, net	$2,027,694	$2,142,872	-5.4%	$2,018,996	0.43%

(Dollars in thousands)	As of December 31, 2013
Residential, Acquisition, Development and Construction
				Non-accruals	Net charge-
	Total	Percentage	Non-accrual	as a % of	offs as a % of
By County/Jurisdiction of Origination:	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$1,445	0.9%	$300	0.2%	--
Montgomery, MD	--	0.0%	--	--	--
Prince Georges, MD	7,180	4.6%	3,182	2.0%	--
Other Counties in MD	1,985	1.3%	54	--	--
Arlington/Alexandria, VA	37,106	23.6%	700	0.4%	0.4%
Fairfax, VA	27,717	17.7%	--	--	--
Culpeper/Fauquier, VA	10,726	6.8%	--	--	--
Frederick, VA	--	0.0%	--	--	-0.1%
Henrico, VA	930	0.6%	--	--	--
Loudoun, VA	13,767	8.8%	--	--	--
Prince William, VA	28,309	18.0%	--	--	--
Spotsylvania, VA	648	0.4%	--	--	--
Stafford, VA	20,452	13.0%	--	--	--
Other Counties in VA	4,382	2.8%	--	--	-0.1%
Outside VA, D.C. & MD	2,308	1.5%	--	--	--
	$156,955	100.0%	$4,236	2.6%	0.2%

(Dollars in thousands)	As of December 31, 2013
Commercial, Acquisition, Development and Construction
				Non-accruals	Net charge-
	Total	Percentage	Non-accrual	as a % of	offs as a % of
By County/Jurisdiction of Origination:	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$3,330	3.2%	$--	--	--
Montgomery, MD	2,000	1.9%	--	--	--
Prince Georges, MD	6,307	6.0%	--	--	--
Other Counties in MD	2,009	1.9%	--	--	--
Arlington/Alexandria, VA	495	0.5%	495	0.5%	--
Fairfax, VA	1,592	1.5%	--	--	0.2%
Culpeper/Fauquier, VA	1,348	1.3%	1,108	1.1%	1.0%
Frederick, VA	2,000	1.9%	--	--	--
Henrico, VA	--	--	--	--	--
Loudoun, VA	14,442	13.8%	--	--	--
Prince William, VA	43,525	41.6%	--	--	--
Spotsylvania, VA	1,550	1.5%	--	--	--
Stafford, VA	20,788	19.8%	3,125	2.9%	5.4%
Other Counties in VA	5,377	5.1%	835	0.8%	--
Outside VA, D.C. & MD	--	--	--	--	--
	$104,763	100.0%	$5,563	5.3%	6.6%

(Dollars in thousands)	As of December 31, 2013

Non-Farm/Non-Residential				Non-accruals	Net charge-
	Total	Percentage	Non-accrual	as a % of	offs as a % of
By County/Jurisdiction of Origination:	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$66,537	6.1%	$--	--	--
Montgomery, MD	16,237	1.5%	1,646	0.2%	--
Prince Georges, MD	62,394	5.8%	--	--	--
Other Counties in MD	51,148	4.7%	--	--	--
Arlington/Alexandria, VA	144,249	13.3%	910	0.1%	--
Fairfax, VA	250,459	23.1%	--	--	0.1%
Culpeper/Fauquier, VA	4,740	0.4%	1,549	0.1%	--
Frederick, VA	7,524	0.7%	--	--	--
Henrico, VA	18,518	1.7%	--	--	--
Loudoun, VA	135,204	12.5%	3,650	0.3%	--
Prince William, VA	200,110	18.4%	--	--	--
Spotsylvania, VA	31,113	2.9%	--	--	--
Stafford, VA	19,093	1.8%	--	--	0.1%
Other Counties in VA	68,772	6.3%	--	--	--
Outside VA, D.C. & MD	8,668	0.8%	--	--	--
	$1,084,768	100.0%	$7,755	0.7%	0.2%

Of this total of $1.1 billion in non-farm/non-residential real estate loans, approximately $140.8 million will mature in 2014, $66.5 million in 2015 and $108.0 million in 2016.

	As of December 31,			As of
(Dollars in thousands)	2013	2012	% Change	9/30/13	% Change

Investment Securities (at book value):
Available-for-sale (AFS):
U.S. government agency obligations	$370,051	$392,867	-5.8%	$386,475	-4.2%
Pooled trust preferred securities	1,665	357	366.4%	1,612	3.3%
Obligations of states and political subdivisions	89,330	100,200	-10.8%	93,090	-4.0%
Total Investment Securities	$461,046	$493,424	-6.6%	$481,177	-4.2%

Virginia Commerce Bancorp, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
(Unaudited, except as of December 31, 2012)

	As of December 31,
	2013	2012
Assets
Cash and due from banks	$43,637	$49,531
Investment securities, AFS	461,046	493,424
Restricted stocks, at cost	11,828	10,147
Interest bearing deposits in other banks	95,000	1,000
Loans held-for-sale	1,241	15,195
Loans, net of allowance for loan losses of $38,932 and $42,773	2,027,694	2,142,872
Bank premises and equipment, net	8,423	10,072
Accrued interest receivable	7,532	8,563
Other real estate owned, net of valuation allowance of $1,973 and $6,374	8,445	12,302
Bank owned life insurance	45,579	44,393
Other assets	34,844	36,193
Total assets	$2,745,269	$2,823,692
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$449,050	$416,091
Savings and interest-bearing demand deposits	1,071,455	1,200,397
Time deposits	531,996	628,904
Total deposits	$2,052,501	$2,245,392
Securities sold under agreement to repurchase	290,899	250,718
Other borrowed funds	60,000	7,000
Trust preferred capital notes	67,019	66,827
Accrued interest payable	1,507	1,885
Other liabilities	3,304	6,561
Total liabilities	$2,475,231	$2,578,383
Stockholders’ Equity
Common stock, $1.00 par value per share, 50,000,000 shares authorized, issued and outstanding December 2013, 33,632,232 including 179,727 in unvested restricted stock issued; December 2012, 31,920,756 including 110,215 in unvested restricted stock issued	$33,452	$31,811
Surplus	126,588	118,508
Warrants	8,520	8,520
Retained earnings	111,123	83,487
Accumulated other comprehensive income (loss), net	(9,645)	2,983
Total stockholders’ equity	$270,038	$245,309
Total liabilities and stockholders’ equity	$2,745,269	$2,823,692

Virginia Commerce Bancorp, Inc.
Consolidated Statements of Operations
(Dollars in thousands except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31,
	2013	2012	2013	2012
Interest and dividend income:
Interest and fees on loans	$25,670	$29,429	$109,995	$120,297
Interest and dividends on investment securities:
Taxable	2,377	2,210	8,503	9,538
Tax-exempt	535	563	2,206	2,311
Dividends on restricted stocks	119	118	459	428
Interest on deposits in other banks	26	107	135	364
Total interest and dividend income	$28,727	$32,427	$121,298	$132,938
Interest expense:
Deposits	$2,975	$3,880	$13,020	$17,548
Securities sold under agreement to repurchase
and federal funds purchased	938	973	3,712	4,041
Other borrowed funds	29	--	83	779
Trust preferred capital notes	887	971	3,746	3,903
Total interest expense	$4,829	$5,824	$20,561	$26,271
Net interest income	$23,898	$26,603	$100,737	$106,667
Provision for loan losses	1,333	2,559	7,540	14,826
Net interest income after provision for loan losses	$22,565	$24,044	$93,197	$91,841
Non-interest income:
Service charges and other fees	$920	$919	$3,656	$3,557
Non-deposit investment services commissions	210	181	985	886
Fees and net gains on loans held-for-sale	101	1,572	2,119	4,485
Gain on sale of investment securities	--	1,454	--	7,430
Bank owned life insurance	277	217	1,186	376
Other	116	32	254	736
Total non-interest income	$1,624	$4,375	$8,200	$17,470
Non-interest expense:
Salaries and employee benefits	$6,223	$7,407	$27,550	$29,924
Occupancy expense	2,263	2,358	9,301	9,500
FDIC insurance premiums	407	617	1,943	3,105
Loss on other real estate owned	(363)	1,615	1,349	3,181
Other real estate owned expenses	97	92	976	994
Franchise tax expense	748	936	2,995	3,371
Data processing expense	691	770	2,795	2,762
Merger-related expenses	702	--	2,723	--
Other operating expense	2,500	3,048	10,186	11,402
Total non-interest expense	$13,268	$16,843	$59,818	$64,239
Income before taxes	$10,921	$11,576	$41,579	$45,072
Provision for income taxes	3,738	3,824	13,944	14,972
Net income	$7,183	$7,752	$27,635	$30,100
Effective dividend on preferred stock	--	$3,522	--	$7,612
Net income available to common stockholders	$7,183	$4,230	$27,635	$22,488
Earnings per common share, basic	$0.21	$0.13	$0.84	$0.71
Earnings per common share, diluted	$0.20	$0.12	$0.78	$0.67

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Three Months Ended December 31,
(Unaudited)

	2013			2012
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Investment securities (1)	$475,154	$2,912	2.69%	$543,120	$2,773	2.26%
Restricted stock	11,696	119	4.04%	10,794	118	4.34%
Loans, net of unearned income (2)	2,078,726	25,670	4.90%	2,160,768	29,429	5.43%
Interest-bearing deposits in other banks	29,451	26	0.36%	163,655	107	0.26%
Total interest-earning assets	$2,595,027	$28,727	4.44%	$2,878,337	$32,427	4.53%
Other assets	149,462			107,447
Total Assets	$2,744,489			$2,985,784

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$412,218	$271	0.26%	$424,114	$363	0.34%
Money market accounts	226,215	173	0.30%	237,037	195	0.33%
Savings accounts	446,446	334	0.30%	541,836	442	0.32%
Time deposits	537,414	2,197	1.62%	637,926	2,880	1.80%
Total interest-bearing deposits	$1,622,293	$2,975	0.73%	$1,840,913	$3,880	0.84%
Securities sold under agreement to repurchase and federal funds purchased(3)	245,164	938	1.52%	356,590	973	1.08%
Other borrowed funds	57,065	29	0.20%	--	--	--
Trust preferred capital notes	67,019	887	5.18%	66,791	971	5.69%
Total interest-bearing liabilities	$1,991,541	$4,829	0.96%	$2,264,294	$5,824	1.02%
Demand deposits and other liabilities	484,088			420,026
Total liabilities	$2,475,629			$2,684,320
Stockholders’ equity	268,860			301,464
Total liabilities and stockholders’ equity	$2,744,489			$2,985,784
Interest rate spread			3.48%			3.51%
Net interest income and margin		$23,898	3.70%		$26,603	3.73%

(1)	Yields on investment securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those investment securities, which are reflected as a component of stockholders’ equity. Average yields on investment securities are stated on a tax equivalent basis, using a 35% rate.
(2)	Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.9 million and $1.6 million for the three months ended December 31, 2013 and 2012, respectively.
(3)	The securities sold under agreement to repurchase related to customers had an average balance of $170.2 million at an average rate of 0.19% for the three months ended December 31, 2013, and $281.6 million at an average rate of 0.17% for the same period 2012. Also, included are wholesale agreements with an average balance of $75.0 million at an average rate of 4.51% for the three months ended December 31, 2013, and $75.0 million at an average rate of 4.52% for the same period for 2012.

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Twelve Months Ended December 31,
(Unaudited)

	2013			2012
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Investment securities (1)	$486,316	$10,709	2.44%	$571,763	$11,849	2.28%
Restricted stock	10,953	459	4.19%	11,139	428	3.84%
Loans, net of unearned income (2)	2,137,617	109,995	5.15%	2,169,441	120,297	5.56%
Interest-bearing deposits in other banks	42,700	135	0.31%	140,631	364	0.26%
Total interest-earning assets	$2,677,586	$121,298	4.58%	$2,892,974	$132,938	4.65%
Other assets	129,923			76,452
Total Assets	$2,807,509			$2,969,426

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$426,038	$1,205	0.28%	$371,740	$1,335	0.36%
Money market accounts	226,674	688	0.30%	229,748	899	0.39%
Savings accounts	474,930	1,431	0.30%	585,229	2,443	0.42%
Time deposits	576,631	9,696	1.68%	692,269	12,871	1.86%
Total interest-bearing deposits	$1,704,273	$13,020	0.76%	$1,878,986	$17,548	0.93%
Securities sold under agreement to repurchase and federal funds purchased(3)	272,040	3,712	1.36%	330,598	4,041	1.22%
Other borrowed funds	37,258	83	0.22%	18,052	779	4.25%
Trust preferred capital notes	66,946	3,746	5.60%	66,695	3,903	5.85%
Total interest-bearing liabilities	$2,080,517	$20,561	0.99%	$2,294,331	$26,271	1.15%
Demand deposits and other liabilities	468,956			377,357
Total liabilities	$2,549,474			$2,671,688
Stockholders’ equity	258,035			297,738
Total liabilities and stockholders’ equity	$2,807,509			$2,969,426
Interest rate spread			3.59%			3.50%
Net interest income and margin		$100,737	3.81%		$106,667	3.74%

(1)	Yields on investment securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those investment securities, which are reflected as a component of stockholders’ equity. Average yields on investment securities are stated on a tax equivalent basis, using a 35% rate.
(2)	Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $5.6 million and $5.3 million for the twelve months ended December 31, 2013, and 2012, respectively.
(3)	The sold under agreement to repurchase related to customers had an average balance of $197.0 million at an average rate of 0.16% for the twelve months ended December 31, 2013, and $255.6 million at an average rate of 0.25% for the same period 2012. Also, included are wholesale agreements with an average balance of $75.0 million at an average rate of 4.51% for the twelve months ended December 31, 2013, and $75.0 million at an average rate of 4.52% for the same period for 2012.

CONTACT:
Virginia Commerce Bancorp, Inc.
Mark S. Merrill
Chief Financial Officer
703-633-6120
mmerrill@vcbonline.com